ASCEND ACQUISITION CORP.

CONSULTING AGREEMENT

(Non-Technical Consultant)

This Consulting Agreement (this “Agreement”) is made and entered into as of February 29, 2012 (the “Effective Date”) by and between Ascend Acquisition Corp., a Delaware corporation (the “Company”), and Jonathan J. Ledecky (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:

1.           Services and Compensation. Consultant shall perform the services described in Exhibit A (the “Services”) for the Company (or its designee), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

2.           Confidentiality

A.           Definition of Confidential Information. “Confidential Information” means any non-public information (written, oral, electronic, or otherwise) that relates to the actual or anticipated business and/or products, research or development, trade secrets, know-how, product plans, customer information (including, but not limited to, information on customers of the Company whom Consultant called or with whom Consultant became acquainted during the term of this Agreement). Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; or (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records.

B.           Nonuse and Nondisclosure. During and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized officer of Company. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Consultant agrees that Consultant’s obligations under this Section 2.B shall continue after the termination of this Agreement.

C.           Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D.           Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

3.           Ownership

A.           Assignment of Property (Tangible and Intangible). Consultant agrees that all right, title, and interest in and to any copyrightable material, notes, and records, of any kind, along with any inventions or improvements conceived, discovered, authored, or invented by Consultant, solely or with others, during the term of this Agreement and arising directly out of, or directly related to performing the Services on behalf of the Company under this Agreement and any intellectual property rights relating to the foregoing (collectively, “Work Product”), are the sole property of the Company. Consultant also agrees to promptly make full written disclosure to the Company of any Work Product and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Work Product.

B.           Pre-Existing Materials. Subject to Section 3.A, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Work Product or utilizes in the performance of the Services any pre-existing tangible or intangible property of Consultant (“Prior Inventions”), (i) Consultant will provide the Company with prior written notice and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction. Consultant will not incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned by any third party into any Work Product without Company’s prior written permission, including without limitation any free software or open source software.

C.           Maintenance of Records. Consultant agrees to keep and maintain accurate written records of all Work Product made by Consultant (solely or jointly with others) during the term of this Agreement, and for a period of three (3) years thereafter. Such records are and remain the sole property of the Company at all times and upon Company’s request, Consultant shall deliver (or cause to be delivered) the same.

D.           Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Work Product in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Work Product and testifying in a suit or other proceeding relating to such Work Product. Consultant further agrees that Consultant’s obligations under this Section 3.D shall continue after the termination of this Agreement.

E.           Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature with respect to any Work Product, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or copyright registrations covering the Work Product assigned to the Company in Section 3.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Work Product with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

4.           Conflicting Obligations

A.           Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement.

B.           Consultant shall have no right to subcontract the performance of any Services without the prior written permission of the Company.

5.           Return of Company Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, those records maintained pursuant to Section 3.C and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control.

6.           Reports. Consultant agrees that Consultant will keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees to prepare written reports with respect to such progress at such times as the Company and Consultant may mutually agree. The Company and Consultant agree that the reasonable time expended in preparing such written reports will be considered time devoted to the performance of the Services.

7.           Term and Termination

A.           Term. The term of this Agreement will begin on the Effective Date of this Agreement and will continue until the earlier of (i) the two year anniversary of the Effective Date (the “Term”) or (ii) termination as provided in Section 7.B. The parties may agree to extend the term by mutual written agreement of the Company and Consultant.

B.           Termination. Either party may terminate this Agreement by written notice to the other party at any time during the last 60 days of the Term. Additionally the Company may terminate this Agreement at any time during the Term for “cause” if Consultant (a) refuses to carry out the Services as deemed reasonable by both parties, (b) commits fraud or material dishonest action in his relations with the Company or any of its subsidiaries or affiliates (“dishonest” for these purposes shall mean Consultant’s knowingly or recklessly making of a material misstatement or omission for his personal benefit), (c) the commission by Consultant of a material breach of any of the provisions of this Agreement or (d) is convicted of a felony under federal or state law in conjunction with his relationship with the Company; provided, that notwithstanding the foregoing, no “cause” for termination shall be deemed to exist with respect to Consultant’s acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Consultant within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the “cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Consultant shall not have cured or eliminated the problem or thing giving rise to such “cause;” provided, however, no more than two cure periods need be provided during any twelve-month period.

C.           Survival. Upon any termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1)         The Company will pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Article 1 of this Agreement; provided that if this Agreement is terminated by the Company prior to the expiration of the Term without “cause” as provided in Article 7.B, the Company will pay Consultant all Service Compensation amounts owing and unpaid to Consultant through the end of the current annual term (eg, a termination in month three of this contract would result in an additional nine months of payments, and a termination in month 15 of the agreement would also result in an additional nine months of payments) of the Agreement with such amounts to be paid on a monthly basis in equal monthly amounts through the end of the such remaining annual period.

(2)         Article 2 (Confidentiality), Article 3 (Ownership), Section 4.B (Conflicting Obligations), Article 5 (Return of Company Materials), Article 7 (Term and Termination), Article 8 (Independent Contractor; Benefits), Article 9 (Indemnification), Article 10 (Nonsolicitation), Article 11 (Limitation of Liability), Article 12 (Arbitration and Equitable Relief), and Article 13 (Miscellaneous) will survive termination or expiration of this Agreement in accordance with their terms.

8.           Independent Contractor; Benefits

A.           Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee, or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B.           Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance, and 401k participation. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

9.           Indemnification. Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees, contractors or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant or Consultant’s assistants, employees, contractors or agents of any of the covenants contained in this Agreement , (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the Work Product or other deliverables of Consultant under this Agreement. The Company agrees to indemnify and hold harmless the Consultant from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of the Company or the Company’s affiliates and their directors, officers and employees, (ii)  any breach by the Company or its affiliates and their directors, officers and employees of any of the covenants contained in this Agreement, or (iii) any failure of the Company to perform its obligations under this Agreement and covered under the Company’s director and officer’s insurance policy.

10.          Nonsolicitation. To the fullest extent permitted under applicable law, from the date of this Agreement until twelve (12) months after the termination of this Agreement for any reason (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit any of the Company’s employees to leave their employment, or attempt to solicit employees of the Company, either for Consultant or for any other person or entity. Consultant agrees that nothing in this Article 10 shall affect Consultant’s continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, Consultant’s obligations under Article 2.

11.          Limitation of Liability. IN NO EVENT SHALL COMPANY BE LIABLE TO CONSULTANT OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL COMPANY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO CONSULTANT UNDER THIS AGREEMENT FOR THE SERVICES, DELIVERABLES OR INVENTION GIVING RISE TO SUCH LIABILITY.

12.          Arbitration and Equitable Relief.

A.           Arbitration. Subject to the last two sentences of this Section 12.A, Consultant agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company, in its capacity as such or otherwise) arising out of, relating to or resulting from Consultant’s performance of the Services under this Agreement or the termination of this Agreement, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in AAA's Commercial Arbitration Rules, unless specifically modified herein.(the “Rules”) and pursuant to California law. CONSULTANT AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, ALL DISPUTES ARISING FROM OR RELATED TO THIS AGREEMENT. Consultant understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Consultant.

B.           Procedure. Where arbitration is to occur pursuant to the provision of this Section 12, Consultant agrees that any arbitration will be administered by American Arbitration Association (“AAA”) or its successor. To the extent permitted by the AAA's rules, the arbitrator shall be required (a) to apply the Federal Rules of Evidence, and (b) render a decision strictly in accordance with the laws of the State of California. The parties covenant and agree that the arbitration shall commence within thirty (30) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In connection with any arbitration, each party shall provide to the other, no later than seven (7) Business Days before the date of the arbitration, the identity of all Persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within ninety (90) days of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. The provisions of this Section 12.B shall be enforceable in any court of competent jurisdiction.

C.           Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between the Company and Consultant. Accordingly, except as provided for by the Rules, neither the Company nor Consultant will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

D.           Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Consultant agrees that any Party may also petition the court for injunctive relief where either Party alleges or claims a violation of Section 2 (Confidentiality), Section 3 (Ownership) or Section 4 (Conflicting Obligations) of this Agreement or any other agreement regarding trade secrets or confidential information. In the event either the Company or Consultant seeks injunctive relief, the prevailing Party will be entitled to recover reasonable costs and attorneys’ fees.

E.           Administrative Relief. Consultant understands that this Agreement does not prohibit Consultant from pursuing an administrative claim with a local, state or federal administrative body. This Agreement does, however, preclude Consultant from pursuing court action regarding any such claim.

F.           Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Consultant is waiving its right to a jury trial. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

13.          Miscellaneous

A.           Governing Law; Consent to Personal Jurisdiction; Forum for Disputes. This Agreement shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction. Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of AAA to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof and further consents to the jurisdiction of the courts of California for the purposes of enforcing the arbitration provisions of Section 12 of this Agreement. Each party further irrevocably waives any objection to proceeding before AAA and the Courts, as applicable, based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before AAA or the Courts, as applicable, has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

B.           Assignability. This Agreement will be binding upon the parties’ successors and assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign, or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement.

C.           Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties. Consultant represents and warrants that she is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the Parties in such exhibit or schedule.

D.           Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E.           Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F.           Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G.           Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 13.G

.

(1)         If to the Company, to:

Ascend Acquisition Corp.

360 Ritch Street, Floor 3

San Francisco, California 94107

Attention: CEO

(2)         If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

H.           Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

I.           Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT		ASCEND ACQUISITION CORP.

By:	/s/ Jonathan J. Ledecky	By:	/s/ Craig dos Santos

Name:		Name:

Title:		Title:

Address for Notice:

EXHIBIT A

SERVICES AND COMPENSATION

1.          Contact. Consultant’s principal Company contact:

Name: Craig dos Santos

Title: Chief Executive Officer

Email:

Phone:

2.          Services. The services of Consultant (the “Services”) will include, but will not be limited to, the following:

Consultant will serve as the Chairman of the Board and Interim Chief Financial Officer. The CEO of the Company and Consultant may mutually agree in writing on other Services to be performed by Consultant. The Consultant may be removed from these positions at any time and for any reason or no reason at all by the Company, and such removal shall not constitute a breach by the Company of the Consulting Agreement to which this Exhibit A is attached.

3.          Time Commitment. Consultant shall provide the Services to the Company as mutually agreed by the Consultant and Company; provided that unless otherwise agreed by the parties, Consultant shall provide Services at an average weekly rate of not less than ten hours per week. Consultant shall use his commercially reasonable efforts to provide the Services at times reasonably requested by the Company, Monday through Friday, excluding Company-observed holidays. The Company acknowledges that Consultant may from time to time have other clients and that, as a result of the needs of other clients and other personal or professional responsibilities, Consultant may have scheduling conflicts that will render him unavailable to provide the Services at certain times.

4.          Compensation.

A.           The Company will pay Consultant consulting fees in the amount of $150,000 per year, payable in equal bi-weekly installments of $5,769.23. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B.           The Company will reimburse Consultant, in accordance with Company policy, for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement.

C.           Except as otherwise agreed to by both parties in writing, Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement, provided, however, Company may, in its discretion, make its equipment or facilities available to Consultant at Consultant’s request.

[Signature Page Follows]

This Exhibit A is made effective as of February 29, 2012.

CONSULTANT		ASCEND ACQUISITION CORP.

By:	/s/ Jonathan J. Ledecky	By:	/s/ Craig dos Santos

Name:		Name:

Title:		Title:

Date:		Date: